As filed with the Securities and Exchange Commission on October 22, 2019

No. 333-229847

No. 333-226714

No. 333-223239

No. 333-216198

No. 333-209663

No. 333-202738

No. 333-195807

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229847

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226714

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223239

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216198

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209663

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202738

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195807

UNDER

THE SECURITIES ACT OF 1933

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0134860
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Peter Anastasiou President
Alder BioPharmaceuticals, Inc.	Alder BioPharmaceuticals, Inc.
11804 North Creek Parkway South	11804 North Creek Parkway South
Bothell, Washington 98011 (425) 205-2900	Bothell, Washington 98011 (425) 205-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

ALDER BIOPHARMACEUTICALS, INC. 2018 INDUCEMENT AWARD PLAN

ALDER BIOPHARMACEUTICALS, INC. 2014 EQUITY INCENTIVE PLAN

ALDER BIOPHARMACEUTICALS, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

ALDER BIOPHARMACEUTICALS, INC. 2005 STOCK PLAN

(Full title of the plans)

With copies to:

Thomas Hughes, Esq.
Baker McKenzie LLP
300 East Randolph Street, Suite 5000 Chicago, Illinois 60601 (312) 861-8634

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Alder BioPharmaceuticals, Inc., a Delaware corporation (“Alder”), on Form S-8 (collectively, the “Registration Statements”).

•

Registration No. 333-229847, filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 25, 2019, covering (i) an aggregate of 2,736,423 shares of common stock of Alder, par value $0.0001 per share (“Common Stock”), issuable under the 2014 Equity Incentive Plan (the “2014 EIP”) and (ii) an aggregate of 684,105 shares of Common Stock issuable under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

•	Registration No. 333-226714, filed with the Commission on August 7, 2018, covering an aggregate of 3,000,000 shares of Common Stock issuable under the 2018 Inducement Award Plan.

•

Registration No. 333-223239, filed with the Commission on February 26, 2018, covering (i) an aggregate of 2,713,717 shares of Common Stock issuable under the 2014 EIP and (ii) an aggregate of 678,429 shares of Common Stock issuable under the 2014 ESPP.

•

Registration No. 333-216198, filed with the Commission on February 23, 2017, covering (i) an aggregate of 2,014,728 shares of Common Stock issuable under the 2014 EIP and (ii) an aggregate of 503,682 shares of Common Stock issuable under the 2014 ESPP.

•

Registration No. 333-209663, filed with the Commission on February 23, 2016, covering (i) an aggregate of 1,748,271 shares of Common Stock issuable under the 2014 EIP and (ii) an aggregate of 437,067 shares of Common Stock issuable under the 2014 ESPP.

•

Registration No. 333-202738, filed with the Commission on March 13, 2015, covering (i) an aggregate of 1,239,861 shares of Common Stock issuable under the 2014 EIP and (ii) an aggregate of 309,965 shares of Common Stock issuable under the 2014 ESPP.

•

Registration No. 333-195807, filed with the Commission on May 8, 2014, covering (i) an aggregate of 1,746,881 shares of Common Stock issuable under the 2014 EIP, (ii) an aggregate of 274,000 shares of Common Stock issuable under the 2014 ESPP and (iii) an aggregate of 2,213,522 shares of Common Stock issuable under the 2005 Stock Plan.

On October  22, 2019, pursuant to that certain Agreement and Plan of Merger, dated September 16, 2019 (the “Merger Agreement”), by and among Alder, H. Lundbeck A/S, a Danish aktieselskab (“Lundbeck”), Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Lundbeck (“Payor”), and Violet Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Payor (“Purchaser”), Purchaser merged with and into Alder, with Alder surviving as an indirect wholly owned subsidiary of Lundbeck.

As a result of the transactions contemplated in the Merger Agreement, Alder has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with the undertakings made by Alder in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering. Alder, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bothell, Washington, on this day of October 22, 2019.*

ALDER BIOPHARMACEUTICALS, INC.

By:	/s/ Peter Anastasiou
Name: Peter Anastasiou
Title: President

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.